Exhibit 5.7

		HANDLED BY	Vincent Bettonville
TO	Meritor, Inc.		Attorney at Law / Partner
	2135 West Maple Road	PHONE	+31 88 253 5210
	Troy, Michigan 48084-7186	FAX	+31 88 253 5260
	United States of America	EMAIL	vbettonville@akd.nl

		VISITORS ADDRESS	Orlyplein 10
1043 DP Amsterdam
		POSTAL ADDRESS	P.O. Box 59280
1040 KG Amsterdam
the Netherlands
		INTERNET	www.akd.nl

DATE	31 May 2013
SUBJECT	Meritor Netherlands B.V., Arvin Holdings Netherlands B.V. and Meritor Holdings Netherlands B.V. - legal opinion subsidiary guarantee
OUR REFERENCE	VB/JVH/250582

Dear Sirs,

You have asked us to render a legal opinion as to certain matters of Dutch law relating to (a) Meritor Netherlands B.V. (‘Meritor Netherlands’), (b) Arvin Holdings Netherlands B.V. (‘Arvin Holdings’), and (c) Meritor Holdings Netherlands B.V. (‘Meritor Holdings’, together with Meritor Netherlands and Arvin Holdings hereinafter referred to as the ‘Companies’ and each individually a ‘Company’), each a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its registered office (statutaire zetel) in Amsterdam, the Netherlands, and its office address at Antareslaan 47, 2132 JE Hoofddorp, the Netherlands, in connection with the entering into by the Companies of the Opinion Document (as defined below).

Documents relied upon
For the purpose of rendering this legal opinion, we have examined and relied solely on the following documents (any attachments to those documents and any documents mentioned or referred to in those documents and/or attachments are excluded, except as to the extent otherwise stated below):

(a)	an e-mail copy of a true copy of the notarial deed of incorporation (akte van oprichting) of Meritor Netherlands dated 3 May 1999 (the ‘Meritor Netherlands Deed of Incorporation’);

(b)	an e-mail copy of a true copy of the notarial deed of incorporation of Arvin Holdings dated 9 July 2008 (the ‘Arvin Holdings Deed of Incorporation’), containing the continuous text (doorlopende tekst) of the articles of association (statuten) of Arvin Holdings (the ‘Arvin Holdings Articles’);

AKD is a trade name of AKD N.V., with its registered office at Rotterdam (registered in the Trade Register of the Chamber of Commerce, number 24366820). All services and (other) activities are performed on the basis of a contract for professional services concluded with AKD N.V. The general conditions of AKD N.V. are applicable and contain a limitation of liability clause. The applicability of any other general terms and conditions is hereby expressly excluded. The general conditions have been deposited at the Rotterdam District Court under number 44/2009. Every liability is restricted to the sum paid in the case concerned under the (professional) liability insurance including the amount of the policy excess. On request the general conditions will be sent without charges. They are also available on www.akd.nl

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(c)	an e-mail copy of a true copy of the notarial deed of incorporation of Meritor Holdings dated 22 September 1999 (the ‘Meritor Holdings Deed of Incorporation’), containing the continuous text of the articles of association of Meritor Holdings (the ‘Meritor Holdings Articles’);

(d)	an e-mail copy of a deed of amendment of the articles of association of Meritor Netherlands dated 20 April 2011 (the ‘Meritor Netherlands Deed of Amendment’), containing the continuous text of the articles of association of Meritor Netherlands, as lastly amended by the Meritor Netherlands Deed of Amendment (the ‘Meritor Netherlands Articles’);

(e)	a certified electronic copy of an extract dated 31 May 2013, file number 34114018, from the trade register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel) for Amsterdam (the ‘Chamber of Commerce’) with information concerning Meritor Netherlands (the ‘Meritor Netherlands Extract’);

(f)	a certified electronic copy of an extract dated 31 May 2013, file number 34306316, from the trade register of the Chamber of Commerce with information concerning Arvin Holdings (the ‘Arvin Holdings Extract’);

(g)	a certified electronic copy of an extract dated 31 May 2013, file number 34121370, from the trade register of the Chamber of Commerce with information concerning Meritor Holdings (the ‘Meritor Holdings Extract’);

(h)	an e-mail copy of the signed written resolutions of the board of managing directors (bestuur) of Meritor Netherlands (the ‘Meritor Netherlands Board’) dated 28 May 2013 (the ‘Meritor Netherlands Board Resolution’);

(i)	an e-mail copy of the signed written resolutions of the board of managing directors of Arvin Holdings (the ‘Arvin Holdings Board’) dated 28 May 2013 (the ‘Arvin Holdings Board Resolution’);

(j)	an e-mail copy of the signed written resolutions of the board of managing directors of Meritor Holdings (the ‘Meritor Holdings Board’) dated 28 May 2013 (the ‘Meritor Holdings Board Resolution’);

(k)	an e-mail copy of the signed written resolutions adopted outside of a meeting by the sole shareholder of Meritor Netherlands (the ‘Meritor Netherlands General Meeting’) dated 28 May 2013 (the ‘Meritor Netherlands Shareholder’s Resolution’);

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(l)	an e-mail copy of the signed written resolutions adopted outside of a meeting by the sole shareholder of Arvin Holdings (the ‘Arvin Holdings General Meeting’) dated 28 May 2013 (the ‘Arvin Holdings Shareholder’s Resolution’);

(m)	an e-mail copy of the signed written resolutions adopted outside of a meeting by the shareholders of Meritor Holdings (the ‘Meritor Holdings General Meeting’) dated 28 May 2013 (the ‘Meritor Holdings Shareholders’ Resolution’);

(n)	an e-mail copy of an executed copy of an indenture dated 1 April 1998 between Meritor, Inc. (successor to Meritor Automotive, Inc.) as the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as Trustee, as supplemented by a first supplemental indenture dated 7 July 2000, a second supplemental indenture dated 6 July 2004, a third supplemental indenture dated 23 June 2006, a fourth supplemental indenture dated 3 March 2010, a fifth supplemental indenture dated 23 May 2013 and a sixth supplemental indenture dated 31 May 2013 (the ‘Indenture’); and

(o)	an e-mail copy of an executed copy of a subsidiary guarantee entered into by, among others, the respective Companies as Initial Guarantors in favour of The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture, dated 31 May 2013 (the ‘Opinion Document’).

The Meritor Netherlands Board Resolution, the Arvin Holdings Board Resolution, the Meritor Holdings Board Resolution, the Meritor Netherlands Shareholder’s Resolution, the Arvin Holdings Shareholder’s Resolution and the Meritor Holdings Shareholders’ Resolution are hereafter collectively referred to as the ‘Resolutions’ and, each individually, as a ‘Resolution’. The Meritor Netherlands Deed of Incorporation, the Arvin Holdings Deed of Incorporation and the Meritor Holdings Deed of Incorporation are hereinafter collectively referred to as the ‘Deeds of Incorporation’ and, each individually, as a ‘Deed of Incorporation’. The Meritor Netherlands Articles, the Arvin Holdings Articles and the Meritor Holdings Articles are hereinafter collectively referred to as the ‘Articles’. The Meritor Netherlands Extract, the Arvin Holdings Extract and the Meritor Holdings Extract are hereinafter collectively referred to as the ‘Extracts’.

Assumptions
For the purpose of rendering this legal opinion we have assumed:

Original and genuine documentation

(i)	the genuineness of all signatures on original documents of the persons purporting to have signed the same and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as true, photo, e-mail, facsimile, conformed or certified copies;

(ii)	that the Opinion Document and the Indenture have not been amended, supplemented, terminated, rescinded, nullified or declared null and void;

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Due incorporation and valid existence

(iii)	that (a) the Deeds of Incorporation are valid notarial deeds (authentieke akten), (b) the contents thereof are correct and complete, and (c) there were no defects in the incorporation process (not appearing on the face of the Deeds of Incorporation) for which a court might dissolve a Company;

(iv)	that none of the Companies has (a) been dissolved (ontbonden); (b) ceased to exist as a result of a legal merger (juridische fusie) or division (splitsing) with a Company as the disappearing entity; (c) been granted a suspension of payments (surseance van betaling); (d) been declared bankrupt (failliet verklaard); (e) been subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings (the ‘EU Insolvency Regulation’); and/or (f) been subjected to any winding up proceedings as mentioned in Section 2:20 paragraph 1 and 2 of the Dutch Civil Code (Burgerlijk Wetboek). Although not constituting conclusive evidence thereof, the matters referred to under (a) through (d) of this assumption are supported by the contents of the Extracts, investigations made by telephone on the date hereof with the bankruptcy registrars of the court of first instance (rechtbank) of Amsterdam, the Netherlands, and with the Chamber of Commerce;

Corporate documents

(v)	that the Articles are in full force and effect on the date of the Opinion Document, on the date of the Resolutions and on the date hereof;

(vi)	that the information recorded in the Extracts is true, accurate and complete on the date of the Opinion Document, on the date of the Resolutions and on the date hereof;

(vii)	that the Resolutions (a) correctly reflect the resolutions made by the Meritor Netherlands Board, the Arvin Holdings Board, the Meritor Holdings Board, the Meritor Netherlands General Meeting, the Arvin Holdings General Meeting and the Meritor Holdings General Meeting respectively, regarding the transactions contemplated by the Opinion Document, (b) have not been amended, nullified, revoked or declared null and void, and (c) are in full force and effect and that the factual statements and confirmations contained therein are correct and complete on the date of the Opinion Document, on the date of the Resolutions and on the date hereof;

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Power and authority

(viii)	that the entering by each Company into the Opinion Document and the performance by each Company of its obligations thereunder is (a) in the interest of such Company and its enterprise (in het belang van de vennootschap en de met haar verbonden onderneming) and (b) not prejudicial to its present and future creditors;

Due authorization

(ix)	that there are no persons with meeting rights (vergadergerechtigden) other than the persons who have signed the Meritor Netherlands Shareholder’s Resolution, the Arvin Holdings Shareholder’s Resolution and the Meritor Holdings Shareholders’ Resolution;

(x)	that none of the managing directors of a Company has a (potential) conflict of interest (tegenstrijdig belang) with the respective Companies in connection with the Opinion Document;

(xi)	that the Meritor Holdings Shareholders’ Resolution, has been validly executed by the shareholders of Meritor Holdings and that the Arvin Holdings Shareholder’s Resolution has been validly executed by the sole shareholder of Arvin Holdings;

(xii)	that (a) there is no works council (ondernemingsraad) within the meaning of the Dutch Works Councils Act (Wet op de ondernemingsraden) or the European Works Councils Act (Wet op de Europese ondernemingsraden) which has any authority with respect to the Companies or their respective enterprise (onderneming, as defined in the Dutch Works Councils Act), and (b) the Companies are not in the process of establishing and are not under the obligation to establish such works council;

Third parties and foreign laws

(xiii)	that each party to the Opinion Document (other than the Companies) (a) is duly incorporated and organized, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its place of business, (b) has all requisite power (corporate or otherwise) and capacity to sign, execute and deliver (where legally relevant), and to perform its obligations under, the Opinion Document, and (c) has duly authorized, signed, executed and delivered (where legally relevant) the Opinion Document;

(xiv)	that under any applicable law (other than the laws of the Netherlands) the Opinion Document constitutes legal, valid and binding obligations of all parties thereto (including the Company), enforceable against such parties in accordance with its terms; and

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Choice of law

(xv)	that the choice of the laws of the State of New York, as the law expressed to be governing the Opinion Document, is valid and binding under the laws of the State of New York and will be recognized and given effect to by the courts of the State of New York.

Scope of Opinion and Limitations
The Opinion Document is expressed to be governed by the laws of the State of New York. Accordingly, our examination of the Opinion Document has been limited to the face of the Opinion Document without reference to the general body of law incorporated into or made applicable to the Opinion Document by the choice of law clause.

In this legal opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. Where indicated in underlined italics, Dutch equivalents of these English terms have been given. The Dutch legal concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under Dutch law and this legal opinion should be read and understood accordingly.

This legal opinion may only be relied upon in connection with the filing of a current report on form 8-K (the 'Current Report') to be filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the 'United States Securities Act') under the express conditions that (a) any disputes in connection with this legal opinion will exclusively be governed by Dutch law; (b) the competent court of Rotterdam, the Netherlands, shall have exclusive jurisdiction with respect to any disputes in connection with this legal opinion; and (c) the total collective liability of AKD N.V. shall in all circumstances be limited to the amount which is paid out under the firm’s professional liability policy in the matter concerned. The maximum total amount of coverage under the firm’s professional liability policy amounts to EUR 250,000,000. At the date hereof AKD N.V. is in compliance with its payment obligations under aforementioned policy.

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We express no opinion as to any laws other than Dutch law (unpublished case law not included) in force as it currently stands and no opinion is given that the future or continued performance of any of the Companies’ obligations or the consummation of the transactions contemplated by the Opinion Document will not contravene these laws, application or interpretation, as changed from time to time.

We do not give any opinion on any matters of fact (including but not limited to statements, covenants and representations and warranties as made by any of the Companies in or contained in any of the documents reviewed by us), tax law or other levies, treaties or international law (including the laws of the European Union, except if and when such treaties and/or the laws of the European Union have direct effect in the Netherlands on the date hereof, and except to the extent as specifically stated otherwise), on the business merits of the transactions contemplated by the Opinion Document, on financial assistance rules or on anti-trust law and competition law. Where an assumption is made, we have not investigated the matters that are the subject of such assumption, except to the extent expressly stated otherwise.

The opinions contained in this letter are strictly limited to the matters stated below under the heading ‘Opinions’ and do not extend by implication or otherwise to any other matter not specifically referred to. These opinions are rendered on date hereof only and we are under no obligation to update our opinions for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after the date hereof or for any other reason.

Opinions
Based upon the foregoing (including the assumptions set out above) and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations contained herein, we are, on the date hereof, of the opinion that:

1. Due incorporation and valid existence

Each Company has been duly incorporated and is validly existing under the laws of the Netherlands as a legal entity in the form of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

2. Power and authority

Each Company has the corporate power and authority to enter into the Opinion Document and to perform its contractual obligations (verbintenisrechtelijke verplichtingen) thereunder.

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3. Due authorization

Each Company has taken all necessary corporate action to authorize its entry into the Opinion Document and the performance of its contractual obligations thereunder.

Qualifications
The opinions expressed above are subject to the following qualifications:

Insolvency laws and other laws affecting enforceability

(A)	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, insolvency, voidable preference (actio Pauliana), reorganization, suspension of payments, other or similar laws of general application now or hereafter in effect (including but not limited to the laws that apply pursuant to the EU Insolvency Regulation), relating to or affecting the enforcement or protection of creditors’ rights, and any emergency measures that may be taken by the Dutch authorities under the Dutch Financial Relations Emergency Act (Noodwet Financieel Verkeer).

Power and authority

(B)	The validity and enforceability of the obligations of a Company under the Opinion Document may be successfully contested by such Company (or its receiver in bankruptcy (curator)) on the basis of Section 2:7 of the Dutch Civil Code, if both (a) the execution of the Opinion Document is not within the scope of the object of such Company (doeloverschrijding); and (b) the counterparty of such Company under the Opinion Document knew or ought to have known (without enquiry) of this fact.

Correctness of documents

(C)	The Extracts may not completely and accurately reflect the (corporate) status and position of the respective Companies insofar as (a) after our inquiry referred to in assumption (iii) above a Company may have been declared bankrupt on the date hereof; or (b) there may be a delay between the taking of action, such as, for example, the adoption of a shareholder’s resolution with respect to dissolution, and the filing of the necessary documentation with the Chamber of Commerce and a further delay between such filing and an entry appearing on the file of the Company at the Chamber of Commerce.

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This opinion letter is addressed to you and is issued in connection with the Opinion Document and for the purpose of the filing of the Current Report to be filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Current Report. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ AKD N.V.
AKD N.V.